EXHIBIT 5

                         OPINION OF BARITZ & COLMAN LLP

                               BARITZ & COLMAN LLP
                     150 East Palmetto Park Road, Suite 750
                              Boca Raton, FL 33432

                                  July 13, 2004

Cenuco, Inc.
2641 Congress Avenue, Suite 201
Boca Raton, Florida 33487

         Re:      Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to Amendment No. 1 to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission on July 13, 2004, (the "Registration Statement"), of up to 5,175,000 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Cenuco, Inc., a Delaware corporation (the "Company"), including up to 2,550,000 shares (the "Warrant Shares") issuable upon the exercise of warrants to purchase Common Stock (the "Warrants"), to be sold by certain selling stockholders of the Company.

         We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or advisable for purposes of this opinion. In our examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

         This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable and that the Warrant Shares, when issued and delivered in accordance with the terms of the applicable Warrant, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Baritz & Colman LLP
                                        BARITZ & COLMAN LLP